Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-228090 on Form S-3, Registration Statement No. 333-217944 on Form S-8, and Registration Statement No. 333-235748 on Form S-4, of our report dated February 26, 2020, relating to the consolidated financial statements of Gardner Denver Holdings, Inc., and the effectiveness of Gardner Denver Holdings, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Gardner Denver Holdings, Inc., for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI

February 26, 2020